April 17, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Arthur Andersen LLP, our independent public accountants, has represented to us that their audit of the financial statements of KeySpan Corporation, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit is not relevant to this audit.


                                                      Sincerely,

                                                      /s/Gerald Luterman

                                                      Gerald Luterman
                                                      Executive Vice President &
                                                      Chief Financial Officer